Exhibit 99.2

News Release | Jan. 25, 2022

Wells Fargo & Company Announces Final Results of Any and All Cash Tender Offer by Its Wholly-Owned Subsidiary

SAN FRANCISCO – Jan. 25, 2022 – Wells Fargo & Company (NYSE: WFC) today announced the final results of the previously announced cash tender offer (the “Offer”) by Wells Fargo Securities, LLC (“Wells Fargo Securities”), an indirect wholly-owned subsidiary of Wells Fargo & Company, which commenced on Jan. 18, 2022, to purchase any and all of the securities of Wells Fargo & Company listed in the table below (the “Securities”). The Offer expired on Jan. 24, 2022, at 5:00 p.m., New York City time (the “Expiration Date”). The Offer was made solely pursuant to the Offer to Purchase (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery, each dated Jan. 18, 2022.

Wells Fargo Securities has accepted for purchase $926,692,000 aggregate principal amount of Securities validly tendered and not validly withdrawn prior to the Expiration Date, according to information provided by D.F. King & Co., Inc., the tender and information agent for the Offer. D.F. King & Co., Inc. has also advised that an additional $4,595,000 aggregate principal amount of Securities remain subject to guaranteed delivery procedures. Wells Fargo Securities will pay approximately $952,500,372 (excluding accrued and unpaid interest) for the Securities accepted for purchase, excluding Securities subject to guaranteed delivery procedures. Wells Fargo Securities expects to make payment for the accepted Securities in same-day funds today, Jan. 25, 2022 (or Jan. 27, 2022 for Securities tendered by guaranteed delivery). The aggregate principal amount of Securities accepted for purchase is set forth in the table below.

Title of Securities	CUSIP Number	Principal Amount Outstanding	Principal Amount Tendered at Expiration Date and Accepted for Purchase	Principal Amount Subject to Guaranteed Delivery Procedures

3.45% Subordinated Notes due February 13, 2023	94974BFJ4	$2,000,000,000	$926,692,000	$4,595,000

D.F. King & Co., Inc. is serving as the tender agent and information agent. Requests for documents may be directed to D. F. King & Co., Inc. by telephone at 212-269-5550 (banks and brokers) or 1-800-967-4607 or e-mail at wfc@dfking.com. Questions regarding the Offer may be directed to Wells Fargo Securities at 704-410-4759 or collect at 1-866-309-6316 or e-mail at liabilitymanagement@wellsfargo.com.

This press release is for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any Securities.

© 2022 Wells Fargo Bank, N.A. All rights reserved. For public use	NR-01-2022

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is the leading middle market banking provider in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 37 on Fortune’s 2021 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy. News, insights, and perspectives from Wells Fargo are also available at Wells Fargo Stories.

Additional information may be found at www.wellsfargo.com | Twitter: @WellsFargo.

Contact Information

Media

Beth Richek, 704-374-2545

Beth.Richek@wellsfargo.com

Investor Relations

Tanya Quinn, 415-396-7495

tanya.quinn@wellsfargo.com

News Release Category: WF-CF

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2        Jan. 25, 2022 | News Release